UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 2017

BARNES & NOBLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12302	06-1196501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 Fifth Avenue, New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 633-3300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2017, Barnes & Noble, Inc. (the “Company”) issued a press release announcing that Leonard Riggio stepped down as Chief Executive Officer and that Demos Parneros was promoted to Chief Executive Officer, effective immediately (the “Press Release”).  Mr. Parneros was also appointed to the Company’s Board of Directors (the “Board”), effective immediately, to hold office until the Company’s annual meeting of stockholders to be held in 2017.  Leonard Riggio will continue to be a member of the Board and will be the Board’s Non-Executive Chairman.  A copy of the Press Release is attached hereto as Exhibit 99.1.

Mr. Parneros, 55, joined the Company as Chief Operating Officer in November 2016.  Mr. Parneros was previously employed by Staples, Inc. (“Staples”) for approximately 30 years.  During this time period, Mr. Parneros gained leadership experience in all aspects of retail management, including operations, human resources, merchandising, e-commerce, marketing and real estate.   From January 2013 to March 2016, Mr. Parneros served as President, North American Stores & Online at Staples, where he was responsible for a team of 50,000 associates, across 1,800 stores and Staples’ online business.  Prior to this position, Mr. Parneros was President, U.S. Stores at Staples from April 2002 to December 2012.  Since January 2014, Mr. Parneros has been a member of the board of directors of KeyCorp and since July 2009 he has been a member of the board of advisors of Modell’s Sporting Goods.

Amendment to the Employment Agreement with Demos Parneros

In connection with his promotion, Mr. Parneros and the Company entered into an amendment to his employment agreement with the Company (the “Amendment”).  The Amendment provides that he will serve as the Chief Executive Officer and report to the Board.  The Amendment also provides that he is entitled to:  (i) an annual base salary of $1,200,000, or such higher amount as determined by the Compensation Committee of the Board (the “Committee”); (ii) an annual target bonus amount of 150% of his annual base salary, with a maximum annual bonus amount of 200% of his annual base salary; and (iii) an annual grant of equity or equity-based awards of the Company with an aggregate grant date value equal to 300% of his annual base salary.

The Amendment also changed certain provisions in his employment agreement related to severance in the event of certain terminations.  In the event that Mr. Parneros’ employment is terminated by the Company without “cause” or in connection with a non-renewal of the term of his employment agreement or he terminates for “good reason”, subject to the execution of a release of claims against the Company, Mr. Parneros will be entitled to:  (i) an amount equal to two times the sum of his annual base salary, average bonus over the previous three fiscal years and benefits costs; (ii) any unpaid, but earned bonus for the fiscal year prior to the date of his termination of employment; and (iii) full vesting of any equity awards that vest solely based on continued employment.  If such a termination of employment occurs within two years following a “change in control”, Mr. Parneros will be entitled to:  (i) an amount equal to three times the sum of his annual base salary, average bonus over the previous three fiscal years and benefits costs; (ii) any unpaid, but earned bonus for the fiscal year prior to the date of his termination of employment; and (iii) full vesting of any equity awards that vest solely based on continued employment.  In the event that his employment is terminated due to death or disability, Mr. Parneros will be entitled to:  (i) payment of a prorated bonus based on actual performance of the applicable performance goals; and (ii) prorated vesting of outstanding equity awards, with the vesting of any performance-based equity awards being determined based on the actual performance of the applicable performance goals.

The Amendment also increases the time period in which Mr. Parneros is subject to the non-competition and non-solicit covenants from one year following termination of employment to two years following termination of employment.

The foregoing description of the Amendment is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Amendment filed as Exhibit 10.1 to this report and incorporated by reference herein.

ITEM 9.01 Financial Statements and Exhibits.

(c) Exhibits:

Exhibit No.	Description of Exhibit
10.1	Amendment to Employment Agreement, dated April 27, 2017, between Barnes & Noble, Inc. and Demos Parneros.

99.1	Press Release of Barnes & Noble, Inc., dated April 27, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARNES & NOBLE, INC.,

Date: April 27, 2017	By:	/s/ Bradley A. Feuer
Name: Bradley A. Feuer
Title: Vice President, General Counsel & Corporate Secretary

Barnes & Noble, Inc.

EXHIBIT INDEX
Exhibit No.	Description of Exhibit
10.1	Amendment to Employment Agreement, dated April 27, 2017, between Barnes & Noble, Inc. and Demos Parneros.

99.1	Press Release of Barnes & Noble, Inc., dated April 27, 2017.